ATSG Issues Outlook for Stronger 2015 Results
Expects 2015 Adjusted EBITDA of $196-200 Million
WILMINGTON, OH - February 9, 2016 - Air Transport Services Group, Inc. (NASDAQ:ATSG) said today that due primarily to better-than-expected results from its airline operations in the fourth quarter, its financial results for 2015 are likely to exceed management’s earlier guidance.
ATSG now projects that its Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from continuing operations, adjusted for unrealized effects of interest rate derivative gains and losses, will likely be in a range of $196-200 million for 2015. That compares with Adjusted EBITDA guidance first provided last November of $190-195 million for 2015. Adjusted EBITDA from Continuing Operations for 2014 was $179.5 million.
The change in ATSG’s 2015 outlook reflects increased demand for ATSG’s services, primarily for the 767 freighters it operates on a contracted ACMI (Aircraft, Crew, Maintenance & Insurance) basis. Results from the ACMI Services segment were greater than projected in the fourth quarter.
The fourth quarter also benefited from more 767 freighters that were dry-leased to external customers at year-end: three more compared with the start of the quarter, and six more than at the end of 2014.
ATSG President and CEO Joe Hete said, “We are very pleased with our 2015 performance, not just from the new business we added but also for how well our teams performed for all of our customers. We faced extraordinary challenges in 2015 to quickly place and operate our 767 freighters over new routes and in concert with new ground services, while continuing to provide great service to all of our other customers. Those achievements lend even greater support to our conviction that we are the only source of dedicated midsize freighters and logistical support services, and no one can match our deployment speed, scale or service quality.”
Hete also said that the trial ACMI express network that its airlines launched in September for a U.S. customer performed well through the holiday season, and continues to operate. The network grew to five aircraft in ACMI service, together with related logistics services. ATSG is seeking to extend its provision of network services for this customer.
ATSG currently expects to issue final audited results for 2015 in early March. At that time, it will also provide guidance for its Adjusted EBITDA for 2016.
Adjusted EBITDA
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from Continuing Operations as referenced in this release is a current estimate of a non-GAAP measurement that ATSG references in its financial results. Management uses Adjusted EBITDA from Continuing Operations to assess the performance of its operating results among periods. Adjusted EBITDA from Continuing Operations should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, or as an alternative measure of liquidity. Management is in the process of finalizing ATSG’s financial results for 2015. When its audited financial results are completed and released, ATSG will provide a reconciliation of Adjusted EBITDA from Continuing Operations to Earnings from Continuing Operations Before Income Taxes, a GAAP measure.

Investor Webcast
Joe Hete, President and CEO, and Quint Turner, Chief Financial Officer, will discuss ATSG’s business and update the outlook for its full-year 2015 financial results at the BB&T Transportation Services Conference in Coral Gables, Florida, on Wednesday, February 10, 2016, at 7:45 a.m. Eastern time. A live audio webcast of the event, with associated slides, will be available via links at www.atsginc.com or at http://wsw.com/webcast/bbt28/atsg. An archived replay of the presentation will be available via the same sites for 30 days.
About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including two airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Airborne Maintenance and Engineering Services, Inc. For more information, please see www.atsginc.com.
Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. There are a number of important factors that could cause Air Transport Services Group's ("ATSG's") actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, changes in market demand for our assets and services, the number and timing of deployments of our aircraft, our operating airlines' ability to maintain on-time service and control costs, and other factors that are contained from time to time in ATSG's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.
Contact:
Quint O. Turner, ATSG Inc. Chief Financial Officer
937-382-5591